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                                                                    Exhibit 10.1


                  AGREEMENT FOR THE SALE AND PURCHASE OF SHARES

                         SVIANED B.V. DATED 11 JUNE 1999

THE UNDERSIGNED:

1. The private company with limited liability GAK HOLDING B.V., with its registered offices in Amsterdam, represented in this matter by Mr. S. van Brummelen and Mr. E.P. de Jong, directors of the company and in said capacity jointly authorised to execute this representation, hereinafter also to be referred to as "the Seller";

and

2. The private company with limited liability VERSATEL TELECOM EUROPE B.V., with its registered offices in Amsterdam, represented in this matter by Mr. R.G. Mesch, managing director of the company and in said capacity independently authorised to execute this representation, hereinafter also to be referred to as "the Buyer";

and

3. The private company with limited liability SVIANED B.V., with its registered offices in Amsterdam, represented in this mater by Mr. J.J. Niewold, sole managing director of the company and in said capacity independently authorised to execute this representation, hereinafter also to be referred to as "the Company";


WHEREAS:

- The Seller is the holder of all shares in the Company, namely, 5,000 shares with a nominal value of NLG 1,000.00 each, also to be referred to as "the Shares";

- On 1 June 1999, the Parties entered into an Agreement of Intent regarding the purchase and sale of the Shares, a copy of which is attached to the present agreement as ANNEX A;

- After signing the agreement of intent, the Buyer performed a concluding due diligence study with regard to the Company as referred to in Article 4 of the Agreement of Intent;

- the Parties have reached agreement regarding the purchase and sale of the Shares which agreement they wish to record in the present agreement;

- The provisions in the Competition Act, the SEC Merger policies and the Works Councils Act have been complied with to the extent necessary within the scope of the present acquisition.


DECLARE TO HAVE AGREED AS FOLLOWS:



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ARTICLE 1 TERMINOLOGY

       For the purpose of this agreement the terms below shall be assigned the following meaning:

       Shares: all issued shares in the capital of the Company, namely 5,000 Shares, each with a nominal value of NLG 1,000.00;

       1998 Annual Accounts:       the Company's annual accounts for the
                                   financial year ending on 31 December 1998;

       Purchase Price:             the purchase price of the Shares as described
                                   in Article 3;

       Agreement:                  the present agreement including all annexes;

       Transfer Date:              the date of the legal transfer of the Shares;

       Acquisition Date:           1 January 1999


ARTICLE 2 THE SALE

2.1 The Seller hereby sells to the Buyer, who simultaneously hereby purchases the Shares under the conditions as contained in this Agreement.

2.2 On the Transfer Date, the actions will be performed and the agreements signed in the sequence as indicated in the closing agenda, attached to this Agreement as ANNEX B.


ARTICLE 3 THE PURCHASE PRICE

3.1 The Purchase Price of the Shares is NLG. 350,000,000.00 (in words: three hundred and fifty million Dutch guilders).

3.2 The Buyer shall owe interest on the Purchase Price at the rate of 4.5% per annum. The interest payment will be calculated over the period 1 January 1999 up to the date of full payment.

3.3 The Buyer should pay the Purchase Price, including the interest payment referred to in Article 3.2 no later than the Transfer Date by transferring same into the ABN-AMRO bank account number 49.25.81.355 in the name of the Stichting Derdengelden Notariaat De Brauw Blackstone Westbroek.




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ARTICLE 4 TRANSFER OF THE SHARES

4.1 The transfer of the Shares shall be effected at the offices of De Brauw Blackstone Westbroek in Amsterdam, no later than 11 June 1999 by means of a notarial deed to be executed by civil-law notary M. van Olffen, or his deputy, hereinafter to be referred to as ("the Civil-Law Notary"), in the manner provided in Article 2:196, Dutch Civil Code, with the Seller transferring the Shares to the Buyer.

4.2 As from the Transfer Date, the business of the Company shall be deemed to be operated for the account and risk of the Buyer. Up to the Transfer Date, the Seller shall (continue to) manage the Company in a consistent, normal and economically acceptable manner.

4.3 Prior to the transfer of the Shares, the Civil-Law Notary will confirm to the Seller that he has received the Purchase Price and the related interest payment from the Buyer.

4.4 The Purchase Price and related interest owed shall be paid to the Seller immediately after the transfer of the Shares, by telephone transfer to the bank account or giro account number as provided by the Seller to the Civil Law Notary.

4.5 If, after signing this Agreement, the Shares are not transferred to the Buyer through the actions of the Buyer, the Buyer shall be liable to pay a penalty to the Seller equal to 10% of the Purchase Price, without prejudice to its obligation to compensate the Seller for any higher damages actually suffered or to be suffered.

4.6 The Purchase Price cannot be settled (in part) with any claim of the Buyer vis-a-vis the Seller for any reason whatsoever.

4.7 On the Transfer Date, all claims of the Company vis-a-vis the Seller or companies affiliated with the Seller, as well as all debts of the Company to the Seller or to companies affiliated with the Seller shall be paid, barring any debts and claims ensuing from the normal trade relations between the Seller (and its affiliated companies) and the Company.


ARTICLE 5 GUARANTEES

5.1. The Seller guarantees the Buyer that the following representations and guarantees are correct and complete. The guarantees shall be issued effective on the Transfer Date, unless the text of the relevant guarantee states otherwise:

THE STATUS OF THE COMPANY

5.1.1 The data contained in the Agreement of Intent concluded between the Parties is correct.

5.1.2 The Company is a private company with limited liability, legally established according to Dutch law.


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5.1.3    The Company is registered in the trade registry of the Chamber of
         Commerce under number 33272045. The registration is correct and complete.

5.1.4 No verbal or written resolutions have been passed to amend the Company Articles of Association since the Transfer Date.

5.1.5 The Company has complied with all accounting, reporting and publication obligations in full and in good time.

5.1.6    No rights have been allocated to third parties as referred to in
         Article 2:232 Dutch Civil Code, pursuant to which the rights of third parties can be harmed in the event the Company's Articles are amended.

5.1.7 No resolution has been passed to dissolve the Company nor has a request for same been submitted and the Company has not been dissolved.

5.1.8 There are no resolutions of the General Meeting of Shareholders of the Company which have not been implemented.

5.1.9 The Company is not a party to a legal merger as referred to in Article 2:309 Dutch Civil Code.

5.1.10 The Company has not issued a 'statement of joint and several liability' as referred to in Article 403, Book 2, Dutch Civil Code.

5.1.11 The Company has not committed itself for the debts of third parties, unless stated otherwise in this Agreement.

5.1.12 No request for suspension of payments or application for bankruptcy has been filed against the Company and the Company has not been granted final or provisional suspension of payments or has been declared bankrupt.

THE SHARES

5.2.1    The Company's shareholder register is correct and fully up to date.

5.2.2    The Seller is the legal and irrevocable owner of the Shares.

5.2.3    The Shares were legally issued and fully paid up.

5.2.4 No promises have been made with regard to the Shares or options or other rights granted (including the purchase and issue of shares in the capital of the Company) which could impede the transactions envisaged in the Agreement in any way.

5.2.5 No right of pledge or right of usufruct has been established on any of the Shares, nor have any depositary receipts for Shares been issued, nor have one or more Shares been attached.

5.2.6 As a result of the transfer of the Shares to the Buyer, the full and unencumbered ownership of the Shares passes to the Buyer.



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AUTHORITY OF THE SELLER

5.3.1 The Seller is authorised to enter into and perform the Agreement. The Company has acquired any permissions and/or authorisations required (including a positive advice from the Company's works council).

5.3.2 To the best of the Seller's knowledge, neither the Seller's entering into nor performing the Agreement shall be at variance with any obligation imposed on it for any reason, or cause the lapse of rights or the (premature) exigibility of the Company's obligations.

EMPLOYEES

5.4.1 Insofar as ANNEX C does not state otherwise, the (employment) conditions ensuing from the applicable collective labour agreement (hereinafter CAO), the written standard employment contract and the applicable corporate regulations shall apply to the employees referred to in same, on the understanding that the Buyer has in the meantime agreed on deviating conditions with both members of the management board.

5.4.2 There are no other obligations or representations of the Company vis-a-vis the individuals referred to in Annex C or, as the case may be, former employees, than those listed in said Annex.

5.4.3 To the best of the Seller's knowledge, none of the employees are directly or indirectly involved in any enterprise which performs the same or similar activities as those of the Company and which is or could be a competitor.

UNINTERRUPTED OPERATIONS

5.5.1 The Company has the full ownership or otherwise has the disposal of the movable and tangible and non-tangible objects required for the uninterrupted operation of its business.

5.5.2 The objects referred to in the previous paragraph have not been seized and are not encumbered with any right in rem or right in personam which could disrupt operations, with the exception of pledging bank balances within the scope of group financing by ABN-AMRO.

5.5.3 Insofar as the Company uses the aforementioned objects pursuant to a right of lease or other right of use of (legal) persons affiliated with the Seller, said use can be continued after the transfer of the Shares under real terms and for at least a reasonable period, and does not lead to higher costs for the Company than those prior to the transfer, with the exception of increases normally anticipated ensuing the arrangements in the relevant agreement.. At variance with the above, the Buyer knows and agrees with the fact that the lease and availability of the Company headquarters will terminate at the end of 1999.



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5.5.4    In the year preceding this Agreement, the Company acted according to customary and normal business practice.

5.5.5 The Company possesses all permits required for the performance of its current operations.

5.5.6 The Company has the free disposal of all trademark rights, all copyrights on software, as well as all other intellectual property rights required for the Company's current operations.

5.5.7 The Company has taken out the company insurance which is customary for companies with activities similar to those of the Company. No acts have been committed, including negligence, which can lead to the nullity or annulment of the insurance and the aforementioned insurance offers adequate coverage for the risks insured.

5.5.8 The Company's organisation is ready for the planned introduction of the Euro.

5.5.9 The Company has taken all measures which can be reasonably expected in order to prevent the so-called millennium damage resulting from the start of the year 2000.

LEGAL PROCEDURES

5.6.1 There are no claims by third parties vis-a-vis the Company pursuant to deficiencies or faults regarding objects, services or otherwise, nor can such claims be expected in all reasonableness.

5.6.2 There are no claims or liabilities vis-a-vis the Company pursuant to an unlawful act committed by one or more of its employees, nor can such claims or liabilities be expected in all reasonableness.

5.6.3 The Company is neither directly nor indirectly involved in legal proceedings, including arbitration procedures nor can such legal proceedings be expected in all reasonableness.

PROVIDING INFORMATION

5.7.1 The Seller has provided all facts and information to the Buyer regarding which the Seller could have assumed that same were important to the present transfer of the Shares.

5.7.2 The Seller is not aware of any other facts or information, the reporting of which would have had a more than marginal effect on the Buyer's decision to proceed to the present acquisition of the Shares at the Purchase Price and under the conditions recorded in this Agreement.

BALANCE SHEET GUARANTEES



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5.8.1    The 1998 Annual Accounts supplied to the Buyer, as well as the financial data over the subsequent period give a correct, true and complete view of the amount and composition of the Company's capital and have been prepared in accordance with legal requirements and according to generally accepted principles of valuation and determination of profit.

5.8.2 At the end of 1998, the Company's shareholders' equity amounts to at least NLG 12,212,000.00 (rounded off). No dividend has been declared on any of the Shares after 31 December 1998, nor has any other distribution been made payable since then. The Buyer is aware of the shareholders' resolution of 31 December 1998 which awarded a dividend in the amount of NLG 5,000,000.00 (in words: five million Dutch guilders) to the Seller.

5.8.3 At the end of 1998, the Company was free of any unconditional or conditional liabilities or obligations to pay, fulfil, or omit, other than indicated or provided for in the 1998 Annual Accounts, which could seriously affect the shareholders' equity and/or the result of the Company.

FISCAL AND SOCIAL SECURITY GUARANTEES

5.9.1 The Company has complied with all obligations ensuing from fiscal and social legislation, including but not limited to those pertaining to filing a tax return and effecting the payments due, or has included an adequate provision in its balance sheet for that purpose.

         The Company has satisfied all its obligations regarding the hiring of workers insofar as said hiring took place prior to the Transfer Date.

5.9.2 The Company is not involved in any disputes with the fiscal authorities or the authorities charged with the application of social legislation and such disputes cannot be reasonably expected to arise.

5.9.3 Up to now, no additional tax assessments, fines or increases, levy interest and all additional costs or expenses which pertain to or are connected with said taxes and payments have been imposed on the Company, nor can such be expected in all reasonableness.

5.9.4 The Company has not waived its rights of redress vis-a-vis third parties regarding which the fiscal authorities could (possibly) find that the Company is subject to deductions or is liable for said third parties.

5.9.5 The Company is not subject to any specific agreements, including rulings, with the fiscal authorities and/or authorities charged with the application of social legislation.

5.9.6 There are no existing or future claims vis-a-vis the Company ensuing from any fiscal unit of which the Company is or was a part, or as the result of the break up of said fiscal unit, which could be recovered from the Company.

5.9.7 The Parties undertake not to take positions - including positions to be taken when submitting tax returns, paying social security insurance contributions - which


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         could adversely affect the other Party/Parties, without same having been discussed in advance with the other Party/Parties, while giving close consideration to the mutual interests.

5.9.8 With regard to the period which lies between the Acquisition Date and the Transfer Date, the Company has not legally entered into negotiations which could lead to an increased amount of social security insurance contributions and/or a higher tax debt than ensuing from the law, or ensuing from existing agreements with the relevant institutions governed by public law, other than to the extent necessary for the benefit of normal operations.

CLAIMS ON GUARANTEES

5.10 If one or more of the guarantees referred to in Article 5 are incorrect or incomplete, as a result of which the Buyer suffers damage, the Seller shall be liable vis-a-vis the Buyer. The Seller shall be liable for the damage which would not have occurred if the guarantee or representation in question had been correct and had not been infringed. With the exception of the guarantee referred to in Article 5.9.6, the liability of the Seller is maximised at NLG 70,000,000.00 (in words: seventy million Dutch guilders). It applies with regard to the guarantees (with the exception of those in Article 5.9.6) that the Buyer can only invoke same if he demonstrates that as a result of the infringement of one or more guarantees the suffered losses are in excess of NLG 1,000,000.00 (in words: one million Dutch guilders, hereinafter to be referred to as the Threshold). If the Buyer so demonstrates, the Seller shall only be obligated to compensate the damage in excess of the Threshold.

5.11 The liability of the Seller for infringement of the guarantee as referred to in Article 5.9.6. is not subject to the Threshold and is maximised at NLG 350,000,000.00 (in words: three hundred and fifty million Dutch guilders).

5.12 The Seller is only liable for infringement on a guarantee if the Buyer has informed the Seller of said infringement in writing prior to the lapse of the applicable legal period of limitation with regard to the fiscal guarantees and guarantees pertaining to social contributions, and prior to the lapse of a period of one year after the Acquisition Date with regard to all other guarantees referred to in Article 5.


ARTICLE 6 THE BUYER'S GUARANTEES

6.1 The Buyer guarantees the Seller that its business, as well as the business of its affiliated companies, have taken all measures on the Transfer Date which could reasonably be expected of it, in order to prevent so-called millennium damage resulting from the arrival of the year 2000.

6.2 The Buyer guarantees that the decision to enter into this Agreement (and the ensuing agreements) was taken in a legally-valid manner, that on the Transfer Date it is authorised to conclude the Agreement (and the ensuing agreements) and that to the best of its knowledge, there are no third parties who could legally impede the realisation of the Agreement (and the ensuing agreements).



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6.3      If it becomes evident that one or both of the guarantees referred to in
         Article 6 are incorrect or incomplete as a result of which the Seller suffers damage, the Buyer is liable vis-a-vis the Seller, specifically for the damage which would not have occurred if the guarantee(s) in question was or had been correct.

6.4      If, as a result of application of the 16th standard condition of
         Article 15 of the Corporation Tax Act, a fiscal revaluation of the Company is performed in the financial year immediately prior to the year in which the Shares are transferred, the Buyer shall compensate the Seller for the cash value of the expected tax benefit for the Company, with due observance of a calculating interest of 5%. The Buyer and the Seller shall then establish said cash value in mutual consultation once the tax inspector has indicated that such a charge can be imposed.

         If the Parties do not reach mutual agreement about said cash value, they shall appoint a neutral expert in mutual consultation, or if desired, each party may appoint an expert, with the two experts then appointing a third, neutral expert, which expert(s) shall issue a binding opinion on the cash value.


ARTICLE 7 MANAGEMENT/LABOUR RELATIONS

7.1 The current managing director of the Company according to the Articles of Association, Mr. J.J. Niewold shall remain associated with the Company after the Transfer Date in the position of Managing Director on the basis of an employment contract to be further agreed on.

7.2. After the Transfer Date, Mr. R. van der Wiele of the Company shall remain affiliated with the Company in the position of Senior Operations Manager on the basis of an employment contract to be further agreed on.


ARTICLE 8 SOCIAL PARAGRAPH

8.1 The Buyer guarantees that for a period of at least one year after the Delivery Date - with the exception of expansion - it will not implement any changes in regard to the Company personnel other than on account of inadequate performance or one or more Company's employees.

8.2 The Buyer, moreover, guarantees that it will not change the workplace (Amsterdam) of the majority of the Company employees within one year after the Transfer Date.

8.3 The Buyer guarantees that after the transfer of the Shares, the salary plus any fixed additional payments of the Company's personnel will at least equal the salary level applicable at the Transfer Date.

8.4 The Buyer also guarantees that after the transfer of the Shares, the secondary and tertiary employment conditions of the Company's personnel will at least equal the level applicable at the Transfer Date, requiring that any setback in one component thereof must be compensated in another component constituting a benefit that shall be at least equivalent in a material sense. In addition, for a period of five years after


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         the Transfer Date, the pension and/or early retirement scheme will at least equal the level applicable at the Transfer Date, both with regard to claims and the employee's contribution to the premium, under the condition that any setback arising after the lapse of the five year period must be compensated by a material improvement in another component of the employment conditions of at least equal value.

8.5 Wherever the previous paragraphs of this Article refer to "personnel" or "employees", this shall exclusively be understood to mean the personnel and employees already employed by the Company on the Transfer Date.

8.6 The Buyer guarantees that it will allow the present Company Works Council to act as a co-determination body for the personnel of the Company until the end of its current term of office.

8.7 In the event of a violation of the provisions in this Article, the Buyer shall forfeit for each violation an immediately payable penalty vis-a-vis the Seller in the amount of NLG 500,000.00 (in words: five hundred thousand Dutch guilders), which payment shall be used by the Seller for the benefit of the employees employed by the Company at the time the violation occurred.




ARTICLE 9 ACQUISITION OF PENSION OBLIGATIONS

9.1 In connection with the pension obligations of the personnel of the Company to be/which have been acquired by the Buyer, the Seller shall compensate the Buyer for personnel insured with the company pension fund for the difference between:


A.       The pension reserve, without reductions, calculated on the basis of:

*        a calculating interest of 3%;

* the most recent mortality table from the Actuaries Group including age adjustments as applied by the Vereniging Pensioenfonds Gak Groep;

* acquisition of all collective and individual pension commitments, therefore including all claims on the basis of indexation rules, transitional rules and special commitments;

and

B. The pension reserve which the Vereniging Pensioenfonds Gak Groep will actually provide within the scope of collective value transfer according to the policy of this pension fund, according to the standards of said pension fund - however, without reductions - calculated with due observance of a calculating interest of 4%, all this calculated as at 31 December 1999, based on the company workforce at that date.

9.2 The Seller shall, to the best of its ability, promote that the Vereniging Pensioenfonds Gak Groep will lend its approval and full co-operation to the integral continuation of participation of the insured personnel of the Company in the


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         pension scheme(s) of the pension fund as from the Transfer Date through
         31 December 1999.

         Continued participation shall take place under the customary conditions and against payment of the regulatory (average) premium, with application of the reductions granted on same. However, the back-service obligations ensuing from income increases - with the exception of CAO increases - which board member R. van der Wiele shall receive on and/or after the Transfer Date shall be borne by the Company and/or the Buyer. In addition, the back-service obligations ensuing from individual income increases not ensuing from the CAO received by non-management personnel on and/or after the Transfer Date shall be borne by the Company and/or the Buyer insofar as their combined wages increase by more than 2% as a result thereof (which in the unaltered policy, is the anticipated increase of incidental wages for the second half of 1999).


ARTICLE 10 PERSONNEL REGULATIONS

         The Seller shall attempt to ensure that the personnel regulations included in the overview in ANNEX D to this Agreement, which currently benefits (the personnel of) the Company as subsidiary of the Seller, is continued in the same or similar manner after the Transfer Date, without the Seller giving any guarantee in that respect. To that end, the Seller, in consultation with the Buyer and/or the Company, shall contact the parties involved in the regulation after the Transfer Date, to the extent that such has not already taken place.


ARTICLE 11 RELATIONSHIP WITH GAK NEDERLAND B.V.

11.1 The Buyer acknowledges the interest (for the parties) of the contracts which the Company has entered into with Gak Nederland B.V. regarding the supply of data and telecommunications services.

11.2 In addition, the Buyer acknowledges the interest (of the parties) of the contracts which the Company has entered into with ASZ Automatisering Sociale Zekerheid BV (hereinafter to be referred to as ASZ) regarding the supply of data and telecommunications services.

11.3 The Buyer guarantees that the Company will properly perform its obligations ensuing from the contracts referred to in Articles 9.1 and
         9.2 during the terms thereof. Moreover, the Buyer guarantees that it shall not (attempt to) terminate the aforementioned contracts during their terms, other than in the manner provided in the said contracts.

11.4 The Buyer expresses the willingness and intention to intensify the relationship which the Company now has with Gak Nederland B.V. and ASZ in the future under business conditions. To that end, the Buyer shall, inter alia, keep up regular basic contacts with representatives of Gak Nederland B.V. and ASZ.



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11.5     The Buyer expresses the willingness to amend existing and other agreed contracts of the Company with Gak Nederland B.V. and ASZ in line with new developments within said businesses, with regard to following technological developments and/or the further increase of requirements, in particular regarding the security of the services offered.

11.6 The Buyer expresses the willingness and intention to co-operate on amendments in the contracts which the Company has concluded with Gak Nederland B.V. and ASZ, enabling Gak Nederland B.V. to purchase certain or all data and telecommunications services via ASZ instead of assigning such services directly to the Company under identical conditions.

11.7 The Buyer undertakes not to increase the rates referred to in the agreements with Gak Nederland B.V. and ASZ in a manner other than permitted on the basis of relevant agreements. The Buyer guarantees the Seller that, also after the Transfer Date, the Company will use rates in accordance with market standards (in other words, comparable with the rates for other principals) in its relationship with Gak Nederland B.V. and ASZ.

11.8 Upon transfer of its business or sale of the Company (in any way whatsoever), the Buyer undertakes to impose all the obligations vis-a-vis GAK Nederland B.V. and ASZ on the Buyer on pain of a penalty in the amount of NLG 10,000,000.00 (in words: ten million Dutch guilders).


ARTICLE 12  DISCHARGE OF GUARANTEES

         The parties shall do everything in their power to ensure that the Seller and the Company are discharged from all forms of security, guarantees, including (joint and several) guarantees which the Seller and the Company have issued vis-a-vis each other and the affiliated companies vis-a-vis third parties. In the event the aforementioned discharge of the Seller and/or the Company is not granted for whatever reason, the parties indemnify each other reciprocally for all claims pursuant to the aforementioned security/securities.


ARTICLE 13  LEASE OF KPN LINES

13.1 In the event it becomes evident that the Buyer and/or the Company is suffering visible and unavoidable financial setbacks because the lease contracts with KPN Telecom regarding telephone and data lines, having an agreed term of three years, cannot be converted into contracts with a term of one year, or cannot be terminated prematurely, the Seller shall compensate with respect to each contract the financial setback in excess of NLG 50,000.00 (in words: fifty thousand Dutch guilders) excluding VAT.

13.2 The Buyer and/or the Company shall not be deemed to suffer financial setbacks in the sense of Article 13 paragraph 1, in the event it turns out factually or technically impossible for the Company to replace the aforementioned lines with lines of the Buyer prior to the expiration of the term of the contracts referred to in Article 13.1.



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
                                                          Unofficial translation




13.3 Nor shall the Buyer and/or the Company be deemed to suffer financial setbacks if three-year lease contracts for lines which the Company wishes to terminate can be 're-routed' to other connections in regard to which it cannot (yet) use the lines laid by the Buyer.

13.4 The Buyer shall inform the Seller in advance regarding the positions which - whether or not after exploratory talks with KPN Telecom - it shall take vis-a-vis KPN Telecom regarding the termination of the lease contracts, insofar as said positions could result in a compensation obligation for the Seller pursuant to this Article.

ARTICLE 14  NOTIFICATIONS

         All notifications or announcements from one party to the other must be made in writing at the addresses below,

         the Seller: P.O. Box 8300 (1005 CA) Amsterdam


         the Buyer: P.O. Box 22697 (1100 DD) Amsterdam Zuidoost

         the Company: P.O. Box 58150 (1040 HD) Amsterdam

         Such to the extent that no other address is announced with due observance of this Article.


ARTICLE 15 ANNOUNCEMENTS

         Without the advance written permission of any of the parties, the Parties shall not make announcements to third parties regarding the (contents of) the transaction recorded in this Agreement.


ARTICLE 16 COSTS

         Each of the parties shall bear its own costs incurred in connection with this Agreement, on the understanding that the costs of preparing this Agreement shall be for the Seller's account and the Buyer shall bear the costs of the transfer of the Shares.


ARTICLE 17 ENTIRE AGREEMENT

         This Agreement entails the entire agreement between the parties. The parties explicitly exclude the applicability of any previous agreements or deals made regarding entering into the present transaction.


ARTICLE 18 PARTIAL NULLITY

         If one or more of the provisions of this Agreement, or one or more of the annexes or enclosures to same is declared invalid or null and void, the other provisions of this

                                                          Unofficial translation




         Agreement and the related annexes and enclosures to same shall remain in force. Unless agreed otherwise, the parties undertake to replace the invalid/inapplicable provisions by new, binding provisions such that the new provisions deviate as little as possible from the provisions which they replace, taking the parties' original intentions into account as much as possible.


ARTICLE 19 TRANSFER OF RIGHTS

         The transfer of rights pursuant to this Agreement requires the written permission of the other parties.


ARTICLE 20 DISSOLUTION

         The parties waive the right to demand dissolution of (part of) this Agreement.


ARTICLE 21 DISPUTES

21.1     This Agreement is governed by Dutch law.

21.2 All disputes which may arise from this Agreement or ensuing agreements shall be brought before the competent court in Amsterdam.

Thus prepared in triplicate and signed on 11 June 1999 in Amsterdam.

The Seller

/s/ E.P. de Jong / S. van Brummelen
 ....................................
Gak Holding B.V.

The Buyer

/s/ R. Gary Mesch
 ....................................
VersaTel Telecom Europe B.V.


The Company

/s/ J. J. Niewold
 ....................................
SVIANED B.V.

                                                                   EXHIBIT 10.1

                  OVEREENKOMST TOT KOOP EN VERKOOP VAN AANDELEN

                         SVIANED B.V. D.D. 11 JUNI 1999

ONDERGETEKENDEN:

1. De besloten vennootschap met beperkte aansprakelijkheid GAK HOLDING B.V., gevestigd te Amsterdam, hierbij vertegenwoordigd door de heer ir.
         S. van Brummelen en de heer dr. E.P. de Jong, bestuurders van de vennootschap en in die hoedanigheid gezamenlijk tot deze vertegenwoordiging bevoegd, hierna ook aan te duiden als "Verkoper";

en

2. De besloten vennootschap VERSATEL TELECOM EUROPE B.V., gevestigd te Amsterdam, hierbij vertegenwoordigd door de heer R.G. Mesch, bestuurder van de vennootschap en in die hoedanigheid zelfstandig tot deze vertegenwoordiging bevoegd, hierna ook aan te duiden als "Koper";

en

3. De besloten vennootschap met beperkte aansprakelijkheid SVIANED B.V., gevestigd te Amsterdam, hierbij vertegenwoordigd door de heer J.J. Niewold, enig bestuurder van de vennootschap en in die hoedanigheid zelfstandig tot deze vertegenwoordiging bevoegd, hierna ook aan te duiden als de "Vennootschap";


ZIJ NEMEN IN AANMERKING:

- Verkoper is houder van alle aandelen in de Vennootschap, te weten 5000 aandelen met een nominale waarde van fl. 1.000,00 elk, nader ook te noemen de "Aandelen";

- Partijen hebben op 1 juni 1999 ter zake van de koop en verkoop van de Aandelen een intentieovereenkomst gesloten, waarvan een kopie als BIJLAGE A aan de onderhavige overeenkomst is gehecht;

- Koper heeft na ondertekening van de intentieovereenkomst een afrondend due diligence onderzoek als bedoeld in artikel 4 van de intentieovereenkomst uitgevoerd met betrekking tot de Vennootschap;

- Partijen hebben overeenstemming bereikt omtrent de koop en verkoop van de Aandelen, welke overeenstemming zij in de onderhavige overeenkomst wensen vast te leggen;

- De bepalingen uit de Mededingingswet, de SER Fusie gedragsregels en de Wet op de Ondernemingsraden zijn, voor zover nodig, in het kader van onderhavige overname nageleefd.

ZIJ VERKLAREN TE ZIJN OVEREENGEKOMEN ALS VOLGT:

ARTIKEL 1 DEFINITIES

         In deze overeenkomst wordt verstaan onder:

         Aandelen:                 alle geplaatste aandelen in het kapitaal van
                                   de Vennootschap te weten 5000 Aandelen met een nominale waarde van fl. 1.000,00 elk;

         Jaarrekening 1998:        de jaarrekening van de Vennootschap over het
                                   boekjaar dat eindigt op 31 december 1998;

         Koopprijs:                de koopprijs van de Aandelen als omschreven
                                   in artikel 3;

         Overeenkomst:             de onderhavige overeenkomst inclusief alle
                                   bijlagen daarbij;

         Leveringsdatum:           de datum van juridische levering van de
                                   Aandelen;

         Overnamedatum:            1 januari 1999


ARTIKEL 2 DE VERKOOP

2.1 Verkoper verkoopt hierbij aan Koper, gelijk deze hierbij koopt van Verkoper, op de voorwaarden als vervat in deze Overeenkomst, de Aandelen.

2.2 Op de Leveringsdatum zullen de handelingen worden verricht en de overeenkomsten worden getekend in de volgorde zoals die wordt aangegeven in de closing agenda die als BIJLAGE B aan deze overeenkomst is gehecht.


ARTIKEL 3 DE KOOPPRIJS

3.1 De Koopprijs voor de Aandelen bedraagt NLG. 350.000.000,00 (zegge: driehonderdvijftig miljoen gulden).

3.2 Koper is over de Koopprijs een rentevergoeding verschuldigd van 4.5% per jaar. De rentevergoeding wordt berekend over de periode 1 januari 1999 tot aan de dag der algehele voldoening.

3.3 De Koopprijs, inclusief de in artikel 3.2 genoemde rentevergoeding, dient door Koper uiterlijk op de Leveringsdatum te worden voldaan op de bankrekening bij de ABN AMRO bank met nummer 49.25.81.355 ten name van de Stichting Derdengelden Notariaat De Brauw Blackstone Westbroek.

   ARTIKEL 4 OVERDRACHT VAN DE AANDELEN

4.1 De overdracht van de Aandelen zal plaatsvinden ten kantore van De Brauw Blackstone Westbroek te Amsterdam, uiterlijk op 11 juni 1999 door middel van een notariele akte te verlijden door notaris mr. M. van Olffen, of diens plaatsvervanger, nader te noemen ("de Notaris") op de wijze als voorzien in artikel 2:196 van het Burgerlijk Wetboek waarbij Verkoper de Aandelen aan Koper zal leveren.

4.2 De onderneming van de Vennootschap wordt geacht per de Overnamedatum voor rekening en risico van Koper te zijn gedreven. Tot aan de Leveringsdatum zal Verkoper de onderneming van de Vennootschap op een consistente, normale en economisch aanvaardbare wijze (blijven) leiden.

4.3 Voorafgaand aan de overdracht van de Aandelen bevestigt de Notaris aan Verkoper dat hij van Koper de Koopprijs en de daarover verschuldigde rentevergoeding heeft ontvangen.

4.4 Direct na overdracht van de Aandelen zal betaling van de Koopprijs, alsmede de daarover verschuldigde rente, aan Verkoper plaatsvinden via telefonische overboeking naar het door Verkoper aan de Notaris meegedeelde bank-of girorekeningnummer.

4.5 Indien na ondertekening van deze Overeenkomst door toedoen van Koper de Aandelen niet aan haar worden overgedragen, is Koper gehouden tot betaling van een boete aan Verkoper gelijk aan 10% van de Koopprijs, onverminderd haar gehoudenheid tot vergoeding aan Verkoper van de eventuele hogere werkelijk geleden of te lijden schade.

4.6 De Koopprijs kan niet (gedeeltelijk) worden verrekend met enige vordering van Koper op Verkoper uit welke hoofde dan ook.

4.7 Op de Leveringsdatum zullen alle vorderingen van de Vennootschap op Verkoper of op aan Verkoper gelieerde vennootschappen, alsmede alle schulden van de Vennootschap aan Verkoper of aan Verkoper gelieerde vennootschappen, zijn voldaan. Een en ander leidt uitzondering voor de schulden en vorderingen die voortvloeien uit de normale handelsrelatie tussen Verkoper (en haar gelieerde vennootschappen) en de Vennootschap.


   ARTIKEL 5 GARANTIES

5.1. Verkoper garandeert aan Koper dat de volgende verklaringen en garanties juist en volledig zijn. De garanties worden afgegeven per de Leveringsdatum, tenzij uit de tekst van de betreffende garantie anderszins blijkt:

DE STATUS VAN DE VENNOOTSCHAP

5.1.1 De gegevens opgenomen in de tussen partijen gesloten intentieovereenkomst zijn juist.

5.1.2 De Vennootschap is een besloten vennootschap met beperkte aansprakelijkheid, rechtsgeldig opgericht naar Nederlands recht.

5.1.3 De Vennootschap staat ingeschreven in het handelsregister van de Kamer van Koophandel onder nummer 33272045. De inschrijving is juist en volledig.

5.1.4 Er zijn na de Overnamedatum geen mondelinge danwel schriftelijke besluiten tot wijziging van de statuten van de Vennootschap genomen.

5.1.5 De Vennootschap heeft volledig en tijdig aan alle administratie-, verslaggevings- en publikatieverplichtingen voldaan.

5.1.6 Er zijn geen rechten aan derden toegekend als bedoeld in art. 2:232 BW, tengevolge waarvan aan de rechten van derden nadeel kan worden toegebracht ingeval van wijziging van de statuten van de Vennootschap.

5.1.7 Er is geen besluit tot ontbinding van de Vennootschap genomen of een verzoek daartoe ingediend en de Vennootschap is niet ontbonden.

5.1.8 Er zijn geen niet-uitgevoerde besluiten van de algemene vergaderingen van aandeelhouders van de Vennootschap.

5.1.9 De Vennootschap is geen partij bij een juridische fusie zoals bedoeld in art. 2:309 BW.

5.1.10 De Vennootschap heeft geen "hoofdelijke aansprakelijkheidsverklaring" als bedoeld in art. 2:403 BW afgegeven.

5.1.11 De Vennootschap heeft zich niet verbonden voor schulden van derden, tenzij anderszins in deze overeenkomst is vermeld.

5.1.12 Er is geen aanvraag tot surseance van betaling of faillissement ingediend tegen de Vennootschap en de Vennootschap verkeert niet in definitieve danwel voorlopige surseance van betaling of in faillissement.

DE AANDELEN

5.2.1 Het aandeelhoudersregister van de Vennootschap is correct en volledig bijgewerkt.

5.2.2    Verkoper is rechtsgeldig en onherroepelijk eigenaar van de Aandelen.

5.2.3    De Aandelen zijn rechtsgeldig uitgegeven en volledig volgestort.

5.2.4 Ter zake van de Aandelen zijn geen toezeggingen gedaan, respectievelijk opties of andere rechten verleend (de inkoop en uitgifte van aandelen in het kapitaal van de

         Vennootschap hieronder begrepen) die op enigerlei wijze de met de Overeenkomst beoogde transacties zouden kunnen belemmeren.

5.2.5 Op geen van de Aandelen is een pandrecht of recht van vruchtgebruik gevestigd, terwijl evenmin certificaten van de Aandelen zijn uitgegeven, noch rust er op een of meer van de Aandelen beslag.

5.2.6 Door de levering van de Aandelen aan Koper gaan de Aandelen in volle en onbezwaarde eigendom over naar Koper.

BEVOEGDHEID VAN VERKOPER

5.3.1 Verkoper is bevoegd tot het sluiten en het nakomen van de Overeenkomst. De eventueel vereiste toestemmingen en/of machtigingen (waaronder begrepen een positief advies van de ondernemingsraad van de Vennootschap) zijn door de Vennootschap verkregen.

5.3.2 Noch het aangaan, noch het nakomen van de Overeenkomst door Verkoper, zal naar beste weten van Verkoper in strijd zijn met enige verplichting die op haar rust uit welke hoofde dan ook, dan wel aanleiding geven tot het vervallen van rechten of het (vervroegd) opeisbaar worden van verplichtingen van de Vennootschap.

WERKNEMERS

5.4.1 Voor zover BIJLAGE C niet anders vermeldt, gelden ten aanzien van de daarin genoemde personen de (arbeids)voorwaarden zoals deze voortvloeien uit de toepasselijke CAO, de schriftelijke standaard arbeidsovereenkomst en de geldende bedrijfsregelingen, met dien verstande dat Koper met beide directieleden inmiddels afwijkende voorwaarden is overeengekomen.

5.4.2 Er bestaan geen andere verplichtingen of toezeggingen van de Vennootschap jegens de in Bijlage C genoemde personen casu quo jegens oud-werknemers, dan vermeld in die bijlage.

5.4.3 Naar beste weten van Verkoper zijn geen van de werknemers direct of indirect betrokken bij enige onderneming die zich bezighoudt met gelijke of gelijksoortige activiteiten als die van de Vennootschap en die daarmede concurreert of kan concurreren.

ONGESTOORDE BEDRIJFSUITOEFENING

5.5.1 De Vennootschap bezit in volle eigendom of heeft anderszins de beschikking over de roerende en over de stoffelijke en de niet-stoffelijke zaken die nodig zijn voor de ongestoorde uitoefening van haar bedrijf.

5.5.2 De in het voorgaande artikellid bedoelde zaken zijn niet in beslag genomen en niet bezwaard met enig zakenrechtelijk of persoonlijk recht dat de bedrijfsuitoefening zou kunnen storen, met uitzondering van de verpanding van banksaldi in het kader van concernfinanciering door ABN-AMRO.

5.5.3 Voor zover de Vennootschap de bedoelde zaken krachtens een huur- of ander gebruiksrecht van aan Verkoper gelieerde (rechts)personen in gebruik heeft, zal dat gebruik na de overdracht van de Aandelen op zakelijke voorwaarden en voor tenminste een redelijke periode kunnen worden voortgezet en voor de Vennootschap niet tot hogere kosten leiden dan voor die overdracht, behoudens de normaal voorziene verhogingen voortvloeiende uit hetgeen in de desbetreffende overeenkomst is geregeld. In afwijking van het vorenstaande is Koper bekend en gaat zij akkoord met het feit dat de huur en de beschikbaarheid van het hoofdkantoor van de Vennootschap ultimo 1999 eindigen.

5.5.4 In het jaar voorafgaande aan deze Overeenkomst heeft de Vennootschap gehandeld volgens de gebruikelijke en normale manier van zaken doen.

5.5.5 De Vennootschap beschikt over alle vergunningen vereist voor de uitoefening van haar huidige bedrijfsactiviteiten.

5.5.6 Alle merkrechten, alle auteursrechten op software, alsmede alle andere intellectuele eigendomsrechten, die nodig zijn voor de huidige bedrijfsactiviteiten van de Vennootschap staan ter vrije beschikking van de Vennootschap.

5.5.7 De Vennootschap heeft de bedrijfsverzekeringen afgesloten die gebruikelijk zijn bij ondernemingen met soortgelijke activiteiten als die van de Vennootschap. Er zijn geen handelingen verricht, nalatigheid hieronder begrepen, die tot nietigheid respectievelijk vernietigbaarheid van de verzekeringen kunnen leiden en de bedoelde verzekeringen bieden adequate dekking voor de daaronder verzekerde risico's.

5.5.8 De organisatie van de onderneming van de Vennootschap is ingesteld op de beoogde invoering van de Euro.

5.5.9 De Vennootschap heeft alle maatregelen genomen die redelijkerwijze van haar kunnen worden verwacht, teneinde zogenaamde millenniumschade, ten gevolge van het intreden van het jaar 2000, te voorkomen.

JURIDISCHE PROCEDURES

5.6.1 Ten laste van de Vennootschap bestaan geen aanspraken van derden uit hoofde van tekorten of gebreken met betrekking tot zaken, diensten of anderszins, waarvoor de Vennootschap in haar bedrijfsuitoefening aansprakelijk is, terwijl zodanige aanspraken evenmin in redelijkheid te verwachten zijn.

5.6.2 Er bestaan geen vorderingen of aanspraken ten laste van de Vennootschap uit hoofde van een door een of meer van haar werknemers begane onrechtmatige daad, noch zijn dergelijke vorderingen of aanspraken in redelijkheid te verwachten.

5.6.3 De Vennootschap is niet direct of indirect betrokken bij rechtsgedingen, arbitrages hieronder begrepen en zodanige rechtsgedingen zijn evenmin in redelijkheid te verwachten.

VERSCHAFFEN VAN INFORMATIE

5.7.1 Alle feiten en informatie, waarvan Verkoper redelijkerwijs heeft kunnen menen dat die van belang konden zijn voor de onderhavige overdracht van de Aandelen, zijn door haar aan Koper verstrekt.

5.7.2 Er zijn geen andere feiten of informatie bij Verkoper bekend waarvan het vermelden meer dan een marginale invloed zou hebben gehad op de beslissing van Koper tot de onderhavige overname van de Aandelen voor de Koopprijs en onder de in deze Overeenkomst vermelde voorwaarden.

BALANSGARANTIES

5.8.1 De aan Koper ter beschikking gestelde Jaarrekening 1998, alsmede de financiele gegevens over de periode daarna geven een juist, getrouw en volledig beeld van de grootte en samenstelling van het vermogen van de Vennootschap, zijn opgesteld volgens de bestendige gedragslijn, tenzij expliciet anders is vermeld, en zijn in overeenstemming met wettelijke eisen en volgens algemeen in het maatschappelijk verkeer aanvaarde grondslagen van waardering en winstbepaling.

5.8.2 Het eigen vermogen van de Vennootschap bedraagt per ultimo 1998 tenminste (afgerond) NLG 12.212.000,00. Op geen van de Aandelen is na 31 december 1998 dividend vastgesteld, noch is sindsdien een andere uitkering betaalbaar gesteld. Koper is bekend met het aandeelhoudersbesluit van 31 december 1998 waarbij een dividend ad NLG 5.000.000,00 (zegge: vijfmiljoen gulden) aan Verkoper is toegekend.

5.8.3 Er bestonden per ultimo 1998 geen onvoorwaardelijke of voorwaardelijke aansprakelijkheden of verplichtingen van de Vennootschap om te betalen, te doen of na te laten, anders dan weergegeven of voorzien in de Jaarrekening 1998, welke een belangrijke invloed hebben op het vermogen en/of het resultaat van de Vennootschap.

FISCALE EN SOCIALE VERZEKERINGSGARANTIES

5.9.1 De Vennootschap heeft aan alle verplichtingen, voortvloeiende uit de fiscale en sociale wetgeving, waaronder begrepen doch niet beperkt tot die met betrekking tot het doen van aangifte en het verrichten van afdracht, voldaan, dan wel heeft zij hiervoor een toereikende voorziening in haar balans opgenomen. De Vennootschap heeft aan al haar verplichtingen voldaan terzake van het inlenen van arbeidskrachten voorzover dat inlenen heeft plaatsgevonden voorafgaand aan de Leveringsdatum.

5.9.2 Er bestaat met de fiscale autoriteiten of de autoriteiten belast met de toepassing van de sociale wetgeving geen geschil, terwijl een zodanig geschil in redelijkheid ook niet is te verwachten.

5.9.3 Er zijn tot op heden geen naheffingsaanslagen, boetes en verhogingen, heffingsrente en alle bijkomende kosten of onkosten die betrekking hebben op of verband houden met deze belastingen en afdrachten, aan de Vennootschap opgelegd, noch zijn deze redelijkerwijze te verwachten.

5.9.4 De Vennootschap heeft geen afstand gedaan van verhaalsrechten jegens derden ten aanzien waarvan de fiscale autoriteiten zouden (kunnen) oordelen, dat de Vennootschap inhoudingsplichtig of aansprakelijk is voor deze derden.

5.9.5 Er bestaan voor de Vennootschap geen specifieke afspraken, rulings daaronder begrepen, met de fiscale autoriteiten en/of autoriteiten belast met de toepassing van sociale wetgeving.

5.9.6 Er zijn geen bestaande of toekomstige vorderingen op de Vennootschap ten gevolge van enige fiscale eenheid waartoe de Vennootschap behoort of heeft behoord, casu quo ten gevolge van het verbreken van deze fiscale eenheid, die verhaald kunnen worden op de Vennootschap.

5.9.7 Partijen verplichten zich ertoe geen standpunten in te nemen - daaronder mede begrepen standpunten in te nemen bij het indienen van belastingaangiften, het doen van afdrachten voor de premies sociale verzekeringen - die nadelige effecten zouden kunnen hebben voor de andere partij(en), zonder dat daarover tevoren is overlegd met de andere partij(en), waarbij de wederzijdse belangen nauwgezet in ogenschouw zullen worden genomen.

5.9.8 Met betrekking tot de periode gelegen tussen de Overnamedatum en de Leveringsdatum heeft de Vennootschap zich in rechte niet verbonden tot handelingen die zouden kunnen leiden tot een hogere afdracht van premies sociale verzekeringen en/of een hogere belastingschuld dan die voortvloeien uit de wet, of het gevolg zijn van reeds bestaande afspraken met de desbetreffende publiekrechtelijke instanties, anders dan voor zover die dienstig zijn aan de normale bedrijfsvoering.

AANSPRAKEN OP GARANTIES

5.10 Indien een of meer van de in artikel 5 genoemde garanties onjuist of onvolledig zijn, ten gevolge waarvan Koper schade lijdt, is Verkoper jegens Koper aansprakelijk. Verkoper is aansprakelijk voor de schade die niet zou zijn opgetreden indien de betreffende garantie c.q. verklaring wel juist zou zijn geweest en daarop geen inbreuk zou zijn gemaakt. De aansprakelijkheid van Verkoper jegens Koper is, met uitzondering van de in artikel 5.9.6. genoemde garantie, gemaximeerd tot een bedrag van NLG 70.000.000,00 (zegge: zeventig miljoen gulden). Ter zake van de garanties (met uitzondering van die in artikel 5.9.6) geldt dat Koper daarop slechts een beroep kan doen indien zij aantoont dat zij door een inbreuk op een of meer garanties in totaal een schade heeft geleden van meer dan NLG 1.000.000.00 (zegge: een miljoen gulden, nader te noemen de Drempel). Indien Koper zulks aantoont zal Verkoper slechts gehouden zijn tot vergoeding van de schade voor zover deze de Drempel te boven gaat.

5.11     De aansprakelijkheid van Verkoper voor een inbreuk op de in artikel
         5.9.6. genoemde garantie is niet onderhevig aan de Drempel en is gemaximeerd tot een bedrag ad NLG 350.000.000,00 (zegge:
         driehonderdvijftig miljoen gulden).

5.12 Verkoper is voor een op een garantie gemaakte inbreuk slechts aansprakelijk indien Koper haar van die inbreuk schriftelijk in kennis heeft gesteld voor de afloop van de toepasselijke wettelijke verjaringstermijn voor wat betreft de fiscale garanties en garanties met betrekking tot sociale premies, en voor de afloop van een periode van een jaar na de Overnamedatum voor wat betreft alle overige in artikel 5 genoemde garanties.


ARTIKEL 6 GARANTIES KOPER

6.1 Koper garandeert aan Verkoper dat haar onderneming, alsmede de ondernemingen van de aan haar gelieerde vennootschappen, op de Leveringsdatum alle maatregelen hebben genomen die redelijkerwijze van hen kunnen worden verwacht, teneinde zogenaamde millenniumschade, ten gevolge van het intreden van het jaar 2000, te voorkomen.

6.2 Koper garandeert dat binnen haar organisatie op rechtsgeldige wijze tot het aangaan van deze Overeenkomst (en de daaruit voortvloeiende overeenkomsten) is besloten, dat zij op de Leveringsdatum bevoegd is de Overeenkomst (en de daaruit voortvloeiende overeenkomsten) te sluiten en er voor zover haar bekend geen derden zijn die de totstandkoming van de Overeenkomst (en de daaruit voortvloeiende overeenkomsten) juridisch kunnen belemmeren.

6.3 Indien blijkt dat een of beide in artikel 6 genoemde garanties onjuist of onvolledig zijn waardoor Verkoper schade leidt, is Koper jegens Verkoper aansprakelijk en wel voor de schade die niet zou zijn opgetreden indien de betreffende garantie(s) wel juist zou(den) zijn geweest.

6.4 Indien als gevolg van de toepassing van de 16 e standaardvoorwaarde van artikel 15 van de wet op de vennootschapsbelasting een fiscale herwaardering bij de vennootschap plaatsvindt in het boekjaar direct voorafgaande aan het jaar waarin de Aandelen zijn geleverd, zal de contante waarde van het verwachte belastingvoordeel voor de Vennootschap door Koper aan Verkoper worden vergoed met inachtneming van een rekenrente van 5%. Koper en Verkoper zullen dan in onderling overleg deze contante waarde vaststellen zodra door de belastinginspectie wordt aangegeven dat een dergelijke aanslag kan worden opgelegd.

         Indien partijen geen onderlinge overeenstemming bereiken over deze contante waarde, zullen zij in gezamenlijk overleg een neutrale deskundige benoemen, of desgewenst ieder voor zich een deskundige benoemen welke beide deskundigen te zamen een derde, neutrale deskundige benoemen, welke deskundige(n) aan partijen een bindend advies uitbrengt (uitbrengen) over de contante waarde.

ARTIKEL 7 DIRECTIE/ARBEIDSVERHOUDING

7.1 De huidig statutair bestuurder van de Vennootschap de heer J.J. Niewold zal na de Leveringsdatum verbonden blijven aan de Vennootschap in de functie van Managing Director op basis van een nader overeen te komen arbeidsovereenkomst.

7.2. De heer R. van der Wiele van de Vennootschap zal na de Leveringsdatum verbonden blijven aan de Vennootschap in de functie van Senior Operations Manager op basis van een nader overeen te komen arbeidsovereenkomst.


ARTIKEL 8 SOCIALE PARAGRAAF

8.1 Koper garandeert dat zij gedurende tenminste een jaar na de Leveringsdatum - behoudens uitbreiding - geen wijzigingen zal aanbrengen in het personeelsbestand van de Vennootschap anders dan vanwege het disfunctioneren van een of meerdere werknemers van de Vennootschap.

8.2 Koper garandeert voorts dat zij de tewerkstellingsplaats (zijnde Amsterdam) van het merendeel van de werknemers van de Vennootschap niet binnen een jaar na de Leveringsdatum zal wijzigen.

8.3 Koper garandeert dat het salaris plus de eventuele vaste toeslagen daarop van het personeel van de Vennootschap na de overdracht van de Aandelen ten minste op het niveau blijven zoals dat gold ten tijde van de Leveringsdatum .

8.4 Koper garandeert voorts dat de secundaire en tertiaire arbeidsvoorwaarden van het personeel van de Vennootschap na de overdracht van de Aandelen in zijn totaliteit tenminste op het niveau blijven zoals dat gold ten tijde van de Leveringsdatum, waarbij een eventuele achteruitgang op een deelgebied gecompenseerd moet worden met een materieel gezien tenminste even waardevolle vooruitgang op een ander deelgebied. Voorts zal de pensioen- en/of VUT-regeling gedurende vijf jaar na de Leveringsdatum in totaliteit ten minste op het niveau blijven zoals dat gold ten tijde van de Leveringsdatum, zowel voor wat betreft de aanspraken als voor wat betreft de werknemersbijdrage aan de premie, waarbij geldt dat een eventuele achteruitgang na het verstrijken van de periode van vijf jaar gecompenseerd moet worden met een materieel gezien tenminste even waardevolle vooruitgang op een ander deelgebied van de arbeidsvoorwaarden.

8.5 Daar waar in de voorgaande leden van dit artikel wordt gesproken over "personeel" of "werknemers" worden uitsluitend bedoeld het personeel en de werknemers die reeds op de Leveringsdatum bij de Vennootschap in dienst waren.

8.6 Koper garandeert dat zij de huidige ondernemingsraad van de Vennootschap in staat zal stellen tot het einde van zijn lopende zittingstermijn op te treden als medezeggenschapsorgaan voor het personeel van de Vennootschap.

8.7 In geval van overtreding van de bepalingen in dit artikel verbeurt Koper een direct opeisbare boete jegens Verkoper van NLG 500.000,00 (zegge: vijfhonderdduizend gulden) per overtreding die Verkoper ten goede zal laten komen aan de werknemers die op het moment van overtreding in dienst zijn bij de Vennootschap.




ARTIKEL 9 OVERNAME PENSIOENVERPLICHTINGEN

9.1 Verkoper vergoedt aan Koper in verband met de door Koper over te nemen respectievelijk overgenomen pensioenverplichtingen jegens het personeel van de Vennootschap dat bij het bedrijfspensioenfonds is verzekerd het verschil tussen:


A.       De pensioenreserve zonder kortingen, berekend op basis van:

*        een rekenrente van 3%;

* de meest recente sterftetabel van het Actuarieel Genootschap met leeftijdsterugstellingen zoals toegepast door de Vereniging Pensioenfonds Gak Groep;

* overname van alle collectieve en individuele pensioentoezeggingen, derhalve met inbegrip van aanspraken op grond van indexeringsregelingen, overgangsregelingen en bijzondere toezeggingen;

en

B. De pensioenreserve welke door de Vereniging Pensioenfonds Gak Groep in het kader van collectieve waardeoverdracht volgens het beleid van dit pensioenfonds feitelijk ter beschikking zal worden gesteld volgens normen van dit pensioenfonds - evenwel zonder kortingen - berekend met inachtneming van een rekenrente van 4%, een en ander berekend per 31 december 1999, uitgaande van het per die datum aanwezige personeelsbestand.

9.2 Verkoper bevordert naar beste kunnen dat de Vereniging Pensioenfonds Gak Groep haar toestemming en volledige medewerking zal verlenen voor integrale voortzetting van het verzekerd personeel van de Vennootschap aan de pensioenregeling(en) van het pensioenfonds vanaf de Leveringsdatum tot en met 31 december 1999.

         Voortgezette deelneming geschiedt op normale voorwaarden en tegen betaling van de reglementaire (doorsnee) premie, onder toepassing van daarop verleende kortingen. Evenwel zullen back-service verplichtingen voortvloeiend uit inkomensverhogingen - uitgezonderd CAO-verhogingen - die directielid R. van der Wiele per en/of na Leveringsdatum ontvangt worden gedragen door de Vennootschap en/of Koper. Daarenboven zullen back-service verplichtingen voortvloeiend uit individuele niet uit de CAO voortvloeiende inkomensverhogingen die niet tot de directie behorende personeelsleden per en/of na de Leveringsdatum ontvangen worden gedragen door de Vennootschap en/of Koper voor zover hun gezamenlijke loonsom daardoor stijgt met meer dan 2% (zijnde de bij ongewijzigd beleid voorziene stijging van het incidenteel loon voor de tweede helft 1999).


ARTIKEL 10 PERSONEELSREGELINGEN

         Verkoper zal trachten te bewerkstelligen dat de personeelsregelingen die worden vermeld op het overzicht dat als BIJLAGE D aan deze Overeenkomst is gehecht, waarvan (het personeel van) de Vennootschap thans profiteert als dochtermaatschappij van Verkoper na de Leveringsdatum op dezelfde of vergelijkbare wijze worden gecontinueerd, zonder dat Verkoper ter zake enige garantie afgeeft. Verkoper zal hiertoe, voor zover zulks nog niet is geschied, na de Leveringsdatum in overleg met Koper en/of de Vennootschap contact opnemen met de bij de regeling betrokken partijen.


ARTIKEL 11 RELATIE GAK NEDERLAND B.V.

11.1 Koper onderschrijft het belang (voor partijen) van de contracten die de Vennootschap heeft gesloten met Gak Nederland B.V. ter zake van de levering van data- en telecommunicatiediensten.

11.2 Koper onderschrijft daarnaast het belang (voor partijen) van de contracten die de Vennootschap heeft gesloten met ASZ Automatisering Sociale Zekerheid BV (hierna te noemen ASZ) ter zake van de levering van data- en telecommunicatiediensten.

11.3 Koper garandeert dat de Vennootschap de verplichtingen die voor de Vennootschap voortvloeien uit de in artikelen 9.1 en 9.2 genoemde contracten gedurende de looptijd ervan op de juiste wijze zal nakomen. Voorts garandeert Koper dat zij de hiervoor genoemde contracten gedurende de looptijd ervan niet zal (trachten te) beeindigen, anders dan op de wijze zoals die in deze contracten is voorzien.

11.4 Koper spreekt de bereidheid en de intentie uit om de relatie die de Vennootschap thans met Gak Nederland B.V. en ASZ heeft in de toekomst op zakelijke voorwaarden te intensiveren. Koper zal daartoe onder meer op regelmatige basis contacten houden met vertegenwoordigers van Gak Nederland B.V. en ASZ.

11.5 Koper spreekt de bereidheid uit om de bestaande en nader overeengekomen contracten van de Vennootschap met Gak Nederland B.V. en ASZ aan te passen aan nieuwe ontwikkelingen binnen deze ondernemingen, ten aanzien van het volgen van de technologische ontwikkelingen en/of het verder aanscherpen van eisen met name met betrekking tot de beveiliging van de geboden diensten.

11.6 Koper spreekt de bereidheid en de intentie uit om mee te werken aan aanpassingen van de contracten die de Vennootschap met Gak Nederland B.V. en ASZ, heeft gesloten die het mogelijk maken dat Gak Nederland B.V. bepaalde of alle data- en telecommunicatiediensten via ASZ inkoopt in plaats van direct opdraagt aan de Vennootschap op gelijkblijvende condities.

11.7 Koper verplicht zich ertoe de in de overeenkomsten met Gak Nederland B.V. en ASZ genoemde tarieven niet te verhogen, op andere wijze dan op basis van desbetreffende overeenkomsten is toegestaan. Koper garandeert aan Verkoper dat de Vennootschap ook na de Leveringsdatum marktconforme tarieven (dat wil zeggen vergelijkbaar met de tarieven voor andere opdrachtgevers) zal hanteren in haar relatie met Gak Nederland B.V. en ASZ.

11.8 Koper verbindt zich alle in dit artikel opgenomen verplichtingen jegens GAK Nederland B.V. en ASZ bij overdracht van haar onderneming of verkoop van de Vennootschap (op welke wijze dan ook), op te leggen aan de koper op straffe van een boete van fl. 10.000.000,00 (zegge; tien miljoen gulden).


ARTIKEL 12  ONTSLAG GARANTSTELLINGEN

         Partijen zullen alles doen wat in hun vermogen ligt om te bewerkstelligen dat Verkoper en de Vennootschap worden ontslagen uit elke vorm van zekerheidstelling, borgtochten en (hoofdelijke) garantstellingen daaronder begrepen, die Verkoper en de Vennootschap ten behoeve van elkaar en gelieerde vennootschappen jegens derden hebben afgegeven. Indien voornoemd ontslag van Verkoper en/of de Vennootschap om wat voor reden dan ook niet wordt verleend, vrijwaren partijen elkaar over en weer voor alle aanspraken uit hoofde van voornoemde zekerheidstelling(en).


ARTIKEL 13   LEASE KPN LIJNEN

13.1 Indien mocht blijken dat Koper en/of de Vennootschap aantoonbaar en onvermijdelijk financieel nadeel ondervindt doordat de lease contracten met KPN Telecom inzake telefoon- en datalijnen, met een overeengekomen looptijd van drie jaar, niet kunnen worden omgezet in contracten met een looptijd van een jaar, danwel niet tussentijds kunnen worden opgezegd, zal Verkoper dit geleden financiele nadeel uitgaande boven een bedrag ad NLG 50.000,00 (zegge: vijftigduizend gulden) exclusief omzetbelasting per contract vergoeden.

13.2 Koper en/of de Vennootschap ondervinden geen financieel nadeel in de zin van artikel 13 lid 1 indien het voor de Vennootschap feitelijk of technisch niet mogelijk zou zijn om voornoemde lijnen te vervangen door lijnen van Koper voor het verstrijken van de looptijd van de in artikel
         13.1 genoemde contracten.

13.3 Evenmin ondervinden Koper en/of de Vennootschap financieel nadeel indien driejarige leasecontracten voor lijnen die de Vennootschap wenst te beeindigen, kunnen worden "omgelegd" naar andere verbindingen waarvoor zij (nog) niet over door Koper aangelegde lijnen kan beschikken.

13.4 Koper zal Verkoper vooraf informeren omtrent de standpunten die zij - al dan niet na verkennend overleg met KPN Telecom - jegens KPN Telecom ter zake van de beeindiging van de leasecontracten zal innemen, voor zover deze standpunten zouden kunnen uitmonden in een compensatieverplichting voor Verkoper krachtens dit artikel.

ARTIKEL 14  KENNISGEVINGEN

         Alle mededelingen of kennisgevingen van de ene partij aan de andere partij dienen schriftelijk te worden gedaan,

         indien aan Verkoper: Postbus 8300 (1005 CA) Amsterdam


         indien aan Koper: Postbus 22697 (1100 DD) Amsterdam Zuidoost indien aan de Vennootschap: Postbus 58150 (1040 HD) Amsterdam

         Een en ander voor zover later geen ander adres is meegedeeld met inachtneming van dit artikel.


ARTIKEL 15 MEDEDELINGEN

         Partijen zullen zonder elkaars voorafgaande schriftelijke toestemming geen mededelingen aan derden doen omtrent de (inhoud van) de in deze Overeenkomst neergelegde transactie.


ARTIKEL 16 KOSTEN

         Ieder der partijen draagt haar eigen kosten gemaakt in verband deze Overeenkomst, met dien verstande dat de kosten van het opstellen van deze Overeenkomst door Verkoper worden gedragen en de kosten van de overdracht van de Aandelen voor rekening komen van Koper.


ARTIKEL 17 VOLLEDIGHEID OVEREENKOMST

         Deze Overeenkomst omvat de algehele overeenstemming tussen partijen. Partijen sluiten uitdrukkelijk de toepasselijkheid van eventuele eerdere overeenkomsten of gemaakte afspraken ter zake van het aangaan van onderhavige transactie uit.


ARTIKEL 18 GEDEELTELIJKE NIETIGHEID

         Indien een of meer van de bepalingen van deze Overeenkomst, of een of meer van de bijlagen of annexen daarbij nietig danwel ongeldig worden verklaard, blijven de overige bepalingen van deze Overeenkomst en de bijlagen en annexen daarbij onverminderd tussen partijen van kracht. Partijen verplichten zich er, tenzij zij anders overeenkomen, toe de nietige/ongeldige bepalingen te vervangen door nieuwe bindende bepalingen op zodanige wijze dat de nieuwe bepalingen zo weinig mogelijk afwijken van de bepalingen die zij vervangen, daarbij zoveel mogelijk rekening houdend met de oorspronkelijke bedoeling van partijen.


ARTIKEL 19 OVERDRACHT VAN RECHTEN

         Overdracht van rechten uit hoofde van deze Overeenkomst behoeft de schriftelijke toestemming van de andere partijen.


ARTIKEL 20 ONTBINDING

         Partijen doen afstand van het recht ontbinding van (een deel van) deze Overeenkomst te vorderen.


ARTIKEL 21 GESCHILLEN

21.1     Op deze Overeenkomst is Nederlands recht van toepassing.

21.2 Alle geschillen die mochten ontstaan naar aanleiding van deze Overeenkomst, of daaruit voortvloeiende overeenkomsten, zullen worden voorgelegd aan de bevoegde rechter te Amsterdam.

Aldus in drievoud opgemaakt en ondertekend op 11 juni 1999 te Amsterdam.

Verkoper


/s/ E.P. de Jong/S.van Brummelen
------------------------------------
Gak Holding B.V.


Koper


/s/ R. Gary Mesch
------------------------------------
VersaTel Telecom Europe B.V.



De Vennootschap


/s/ J.J. Niewold
------------------------------------
SVIANED B.V.